UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Great Oaks Parkway San Jose, California	95119
(Address of principal executive offices)	(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On February 13, 2018, Western Digital Corporation (“Western Digital”) issued $1.0 billion aggregate principal amount of its 1.50% convertible senior notes due 2024 (the “Initial Notes”), and on February 16, 2018, Western Digital issued an additional $100 million aggregate principal amount of its 1.50% convertible senior notes due 2024 (the “Option Notes” and, together with the Initial Notes, the “Notes”) pursuant to the exercise in full of the initial purchasers’ option to purchase the Option Notes.

The Notes were issued pursuant to an indenture, dated as of February 13, 2018 (the “Indenture”), among (i) Western Digital, (ii) HGST, Inc., WD Media, LLC, Western Digital (Fremont), LLC and Western Digital Technologies, Inc., as guarantors and (iii) U.S. Bank National Association, as trustee. The Notes are convertible into cash, shares of Western Digital’s common stock, or a combination thereof at an initial conversion rate of 8.2026 shares of common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $121.91 per share of common stock. Holders of the Notes may freely convert their Notes on or after November 1, 2023 until the close of business on the business day immediately preceding the maturity date. Prior to November 1, 2023, holders may convert their Notes only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on March 31, 2018 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Western Digital’s common stock and the conversion rate on each such trading day;

•	if Western Digital calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.

On or after February 5, 2021, Western Digital may redeem all or part of the Notes, at its option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if its common stock price has been at least 130% of the conversion price for at least 10 trading days out of a 20-day consecutive trading period.

Western Digital offered and sold the Notes to the initial purchasers in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers offered and sold the Notes to qualified institutional investors pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes, the common stock, if any, deliverable upon conversion of the Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. They may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act.

The net proceeds of the Notes offering, after deducting the initial purchasers’ discounts and commissions and other estimated offering expenses, were approximately $1.08 billion in the aggregate. The initial purchasers’ aggregate discounts were approximately $17 million in the aggregate.

The foregoing description of the terms of the Notes is not intended to be complete and is qualified in its entirety by reference to the text of the Indenture, which was attached as Exhibit 4.2 to Western Digital’s Current Report on Form 8-K filed on February 13, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation

Date: February 20, 2018	By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary